Pitney Bowes Inc. - Form 10-Q
Nine Months Ended September 30, 1997
Page 19 of 20
                                                                   Exhibit (iii)
                                                                   -------------

                                Pitney Bowes Inc.
    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
    ------------------------------------------------------------------------
                               Stock Dividends (1)
                               -------------------

(Dollars in thousands)                 Three Months Ended     Nine Months Ended
                                          September 30,         September 30,
                                       -------------------   -------------------
                                           1997       1996       1997       1996
                                       --------   --------   --------   --------

Income before income taxes .........   $195,170   $176,450   $578,915   $522,085

Add:
  Interest expense .................     53,228     52,212    157,825    151,095
  Portion of rents
    representative of the
    interest factor ................     11,483     11,469     33,997     33,780
  Amortization of capitalized
    interest .......................        243        228        730        685
  Minority interest in the
    income of subsidiary
    with fixed charges .............      3,153      2,011      8,184      6,121
                                       --------   --------   --------   --------

Income as adjusted .................   $263,277   $242,370   $779,651   $713,766
                                       --------   --------   --------   --------

Fixed charges:
  Interest expense .................     53,228     52,212    157,825    151,095
  Capitalized interest .............       --         --         --        1,201
  Portion of rents
    representative of the
    interest factor ................     11,483     11,469     33,997     33,780
  Minority interest, excluding
    taxes, in the income of
    subsidiary with fixed
    charges ........................      4,888      3,118     12,688      9,490
                                       --------   --------   --------   --------

                                       $ 69,599   $ 66,799   $204,510   $195,566
                                       ========   ========   ========   ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends ..................       3.78       3.63       3.81       3.65
                                       ========   ========   ========   ========

Ratio of earnings to fixed
  charges excluding minority
  interest .........................       4.07       3.81       4.06       3.84
                                       ========   ========   ========   ========

(1) The computation of the ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing income as adjusted by fixed charges and preferred stock dividends. Included in fixed charges is one-third of rental expense as the representative portion of interest.